Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Board of Directors and Audit Committee

Waterstone Financial, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-249232) on Form S-8 of Waterstone Financial, Inc. of our report dated March 6, 2024, with respect to the consolidated statement of financial condition of Waterstone Financial, Inc. and Subsidiaries as of December 31, 2023, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2023, and the related notes, which appears in the December 31, 2023, Annual Report on Form 10-K of Waterstone Financial, Inc.

FORVIS, LLP

Kansas City, Missouri
March 6, 2024